UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant	[ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to §240.14a-12

PFF BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 26, 2007

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of PFF Bancorp, Inc., the holding company for PFF Bank & Trust, Glencrest Investment Advisors, Inc. and Diversified Builder Services, Inc., which will be held on Tuesday, September 11, 2007 at 9:00 a.m., local time, at the Sheraton Suites Fairplex, 601 W. McKinley Avenue, Pomona, California 91766.

     The attached Notice of Annual Meeting and proxy statement describe the formal business that PFF Bancorp will transact at the annual meeting. The Board of Directors of PFF Bancorp has determined that an affirmative vote on each matter to be considered at the annual meeting is in the best interests of PFF Bancorp and its shareholders and unanimously recommends a vote “FOR” each of these matters.

     Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the annual meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the annual meeting but will ensure that your vote is counted if you cannot attend.

     On behalf of the Board of Directors and the employees of PFF Bancorp and its subsidiaries, we thank you for your continued support.

Sincerely yours,

Kevin McCarthy
President and Chief Executive Officer

PFF BANCORP, INC.

9337 MILLIKEN AVENUE
RANCHO CUCAMONGA, CA 91729-2759
(909) 941-5400

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	TUESDAY, SEPTEMBER 11, 2007
TIME:	9:00 A.M., LOCAL TIME
PLACE:	SHERATON SUITES FAIRPLEX
601 W. MCKINLEY AVENUE
POMONA, CALIFORNIA 91766

     At our 2007 annual meeting, PFF Bancorp will ask you to:

1.	Elect Richard P. Crean and Larry M. Rinehart to serve as directors for a term of office set to expire in 2010 or until their successors are elected and qualified.

2.	Ratify the appointment of KPMG LLP as PFF Bancorp’s independent registered public accounting firm for the fiscal year ending March 31, 2008.

3.	Transact any other business as may properly come before the annual meeting.

     You may vote at the annual meeting if you were a shareholder of PFF Bancorp at the close of business on July 16, 2007, the record date.

By Order of the Board of Directors,

Carole F. Olson
Secretary

Rancho Cucamonga, California
July 26, 2007

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE BOARD OF DIRECTORS URGES YOU TO SIGN, DATE AND MARK THE ENCLOSED PROXY CARD PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

INFORMATION ABOUT THE ANNUAL MEETING

General

     We are a Delaware corporation, which owns all the capital stock of PFF Bank & Trust, Glencrest Investment Advisors, Inc. and Diversified Builder Services, Inc. As used in this proxy statement, the term “annual meeting” includes any adjournment or postponement of such meeting.

     We have sent you this proxy statement and enclosed proxy card because the Board of Directors is soliciting your proxy to vote at the annual meeting. This proxy statement summarizes the information you will need to know to cast an informed vote at the annual meeting. You do not need to attend the annual meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card and your votes will be cast for you at the annual meeting. This process is described below in the section entitled “Voting Rights.”

     We began mailing this proxy statement, the Notice of Annual Meeting and the enclosed proxy card on or about July 26, 2007 to all shareholders entitled to vote. If you owned common stock of PFF Bancorp at the close of business on July 16, 2007, the record date, you are entitled to vote at the annual meeting. On the record date, there were 23,420,166 shares of common stock outstanding.

Quorum

     A quorum of shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of common stock entitled to vote are represented in person or by proxy at the annual meeting, a quorum will exist. We will include proxies marked as abstentions and broker non-votes to determine the number of shares present at the annual meeting.

Voting Rights

     You are entitled to one vote at the annual meeting for each share of common stock of PFF Bancorp that you owned of record at the close of business on July 16, 2007. The number of shares you own (and may vote) is listed at the top of the back of your proxy card.

     You may vote your shares at the annual meeting in person or by proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot, which we will provide to you at the annual meeting. To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares FOR the proposals identified in the Notice of Annual Meeting.

     If any other matter is presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board of Directors determines. As of the date of this proxy statement, we know of no other matters that may be presented at the annual meeting, other than those listed in the Notice of Annual Meeting.

Vote Required

     Proposal 1: Election of Directors. To be elected, a nominee for director must receive a plurality of the votes cast at the annual meeting. So, if you do not vote for a nominee, or you indicate “withhold authority” for a nominee on your proxy card, your vote will not count “for” or “against” the nominee. You may not vote your shares cumulatively for the election of the director nominees.

     Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm. Approval of Proposal 2 requires the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. Abstentions will be counted as votes “against” the proposal.

Effect of Broker Non-Votes

     If you hold your shares in “street name,” and do not provide voting instructions to your broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that are not voted, either because your broker or nominee does not have discretionary authority or because your broker or nominee does not vote such shares will be considered “broker non-votes.” Here is the effect of a “broker non-vote.”

  Proposal 1: Election of Directors. A broker non-vote would have no effect on the outcome of this proposal because only a plurality of votes cast is required to elect the director nominees.

  Proposal 2: Ratification of independent registered public accounting firm. A broker non-vote will be counted solely for the purpose of determining whether a quorum is present. A broker non-vote is not considered entitled to vote on this matter and will not be counted as a vote “for” or “against” the ratification of the independent registered public accounting firm. Therefore, broker non-votes will have no effect on the outcome of this proposal.

Confidential Voting Policy

     PFF Bancorp maintains a policy of keeping shareholder votes confidential. We let only our independent proxy tabulator and certain employees of our independent tabulating agent examine the voting materials. We will not disclose your vote to management unless it is necessary to meet legal requirements. Our independent tabulating agent will, however, forward any written comments that you may have to management.

Revoking Your Proxy

     You may revoke your grant of proxy at any time before it is voted by:

  filing a written revocation of the proxy with our Secretary;

  submitting a signed proxy card bearing a later date; or

  attending and voting in person at the annual meeting, but you also must file a written revocation with the clerk of the annual meeting prior to the voting.

     If your shares are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the annual meeting. Examples of such documentation include a broker’s statement, letter or other document that will confirm your ownership of shares of PFF Bancorp.

Solicitation of Proxies

     We will pay the costs of soliciting proxies from our shareholders. Directors, officers or employees of PFF Bancorp and its subsidiaries may solicit proxies by mail, telephone and other forms of communication. We have also hired Georgeson Inc. to assist in the solicitation of proxies for a fee of $7,500 plus reimbursement of out-of-pocket costs and expenses.

     We will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Obtaining an Annual Report on Form 10-K

     Annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports are available free of charge from our Internet site, www.pffbancorp.com. These reports are also available on the Securities and Exchange Commission’s website at www.sec.gov.

     If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, we will send you one (without exhibits) free of charge. We will furnish any or all of the non-confidential exhibits upon payment of a reasonable fee. Please send a request for a copy of the Annual Report, exhibits and/or fee information to:

     PFF Bancorp, Inc.
     9337 Milliken Avenue
     P.O. Box 2759
     Rancho Cucamonga, California 91729-2759
     Attn: Corporate Secretary

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of PFF Bancorp

     The following table sets forth, as of July 16, 2007, certain information concerning persons owning in excess of 5% of the outstanding shares of our common stock. We know of no person, except as listed below, who beneficially owned more than 5% of our outstanding shares of common stock as of July 16, 2007. Except as otherwise indicated, the information provided in the following table was obtained from filings with the Securities and Exchange Commission and with PFF Bancorp pursuant to the Securities Exchange Act of 1934, as amended, and on information presented to management. Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications.

     For purposes of the table below, and the “Security Ownership of Management” table following, in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of any shares of common stock: (1) over which he or she has or shares, directly or indirectly, voting or investment power; or (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after July 16, 2007. As used in this proxy statement, “voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

		Amount and
		Nature of
		Beneficial
Title of Class	Name and Address of Beneficial Owner	Ownership	Percent(4)
Common Stock,	PFF Bank & Trust Employee Stock	2,171,190 (1)	9.3%
$0.01 par value	Ownership Plan
	9337 Milliken Avenue
	Rancho Cucamonga, California 91729-2759

Common Stock,	Goldman Sachs Asset Management, L.P.	1,663,330 (2)	7.1%
$0.01 par value	32 Old Slip
	New York, New York 10005

Common Stock,	Wellington Management Company, LLP	1,187,010 (3)	5.1%
$0.01 par value	75 State Street
	Boston, Massachusetts 02109
____________________

(1)

The PFF Bank & Trust Employee Stock Ownership Plan (“ESOP”) is administered by the Employee Compensation and Benefits Committee of the Board of Directors. The ESOP’s assets are held in a trust (the “ESOP Trust”). The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. At July 16, 2007, 2,121,154 shares held by the ESOP Trust have been allocated under the ESOP and 50,036 shares remain unallocated. Under the terms of the ESOP, the ESOP trustee will vote the unallocated shares in a manner calculated to most accurately reflect the instructions received from participants regarding allocated shares so long as the ESOP trustee determines such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended.

(2)

As reported by Goldman Sachs Asset Management, L.P. on a Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2007, which reported sole voting power with respect to 1,486,879 shares and sole investment power with respect to 1,663,330 shares as of December 31, 2006.

(3)

As reported by Wellington Management Company, LLP in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007, which reported shared voting power with respect to 575,890 shares and shared investment power with respect to 1,187,010 shares as of December 31, 2006.

(4)	Percentages with respect to each person or group of persons have been calculated based upon 23,420,166 shares of common stock, the number of shares outstanding as of July 16, 2007.

Management and Directors

     The following table sets forth information about the shares of common stock beneficially owned by each director of PFF Bancorp, by each named executive officer of PFF Bancorp identified in the Summary Compensation Table included elsewhere in this proxy statement, and by all directors and executive officers of PFF Bancorp or PFF Bancorp’s wholly owned subsidiaries, PFF Bank & Trust, Glencrest Investment Advisors, Inc. and Diversified Builder Services, Inc., as a group as of July 16, 2007. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock indicated.

		Amount and	Percent of
		Nature of	Common Stock,
	Position with	Beneficial	$.01 par value
Name	PFF Bancorp	Ownership(1)(2)	Outstanding(3)
Robert W. Burwell(4)	Chairman of the Board	133,222	*

Richard P. Crean	Director	13,500	*

Robert L. Golish(5)	Executive Vice President Chief	93,519
	Administrative Officer, Chief
	Information Officer and General
	Counsel

Jerald W. Groene(6)	Executive Vice President and Chief	93,606	*
	Lending Officer of PFF Bank & Trust

Kevin McCarthy(7)	Director, President and Chief	305,597	1.3%
	Executive Officer

Stephen C. Morgan(8)	Director	61,725	*

Curtis W. Morris(9)	Vice Chairman of the Board	108,059	*

Larry M. Rinehart(10)	Director	112,187	*

Lynda Scullin(11)	Executive Vice President and Chief	96,923	*
	Banking Administrator

Jil H. Stark(12)	Director	114,962	*

Royce A. Stutzman(13)	Director	66,080	*

Gregory C. Talbott(14)	Senior Executive Vice President,	292,742	1.2%
	Chief Operating Officer, Chief
	Financial Officer and Treasurer

All directors and executive		1,560,533	6.7%
officers as a group (13
persons)(15)
____________________

      * Less than one percent

(footnotes on following page)

(1)	See “Security Ownership of Certain Beneficial Owners and Management – Principal Shareholders of PFF Bancorp” for a definition of “beneficial ownership.”
(2)	Amounts include 4,500 shares of time-restricted stock for each non-employee director, except for Mr. Rinehart, who has 9,000 time-restricted shares, and Mr. Burwell, who has no time-restricted shares.
(3)	Percentages with respect to each person or group of persons have been calculated based on 23,420,166 shares of common stock, the total number of shares of common stock outstanding as of July 16, 2007, plus shares of common stock that such person or group of persons has the right to acquire within 60 days of July 16, 2007 by the exercise of stock options.
(4)	Includes 28,566 shares in plan trusts related to the 1996 Incentive Plan and options to purchase 50,625 shares.
(5)	Includes 9,461 shares held by the Supplemental Executive Retirement Plan (“SERP”), 31,577 shares allocated to Mr. Golish’s account under the ESOP, 5,206 shares held in the 401(k) Plan trust, and 1,410 shares held as trustee for his daughter.
(6)	Includes 5,454 shares held by the SERP trust and 18,668 shares allocated to Mr. Groene’s account under the ESOP.
(7)	Includes 19,462 shares held by the SERP trust, 37,336 shares allocated to Mr. McCarthy’s account under the ESOP and options to purchase 116,541 shares.
(8)	Includes options to purchase 50,625 shares.
(9)	Includes 2,925 shares held by spouse, 3,655 shares held in an IRA, 27,522 shares vested but deferred to which Mr. Morris has voting power and options to purchase 50,622 shares.
(10)	Includes 56,483 shares held by the SERP trust.
(11)	Includes 910 shares held in the 401(k) Plan trust and 28,599 shares allocated to Ms. Scullin’s account under the ESOP.
(12)	Includes options to purchase 50,625 shares.
(13)	Includes 367 shares held in a SEP-IRA, 8,235 shares in a deferred compensation plan, 88 shares held by Mr. Stutzman’s spouse, 15 shares held as trustee for his grandchild and options to purchase 50,625 shares.
(14)	Includes 29,036 shares held by the SERP trust, 37,685 shares allocated to Mr. Talbott’s account under the ESOP and options to purchase 71,721 shares.
(15)	The amount of shares for all directors and executive officers as a group includes 50,036 shares held by the ESOP Trust that have not been allocated to eligible participants as of July 16, 2007, over which the Employee Compensation and Benefits Committee (consisting of Messrs. Burwell, Crean, Morgan and Morris) may be deemed to have sole investment power, except in limited circumstances, thereby causing each committee member to be a beneficial owner of such shares. Each member of this committee disclaims beneficial ownership of such shares and accordingly, such shares are not attributed to the members of this committee individually. As of July 16, 2007, 2,121,154 shares were allocated to participants pursuant to the ESOP.

________________________________________

PROPOSAL 1

ELECTION OF DIRECTORS
________________________________________

GENERAL

Nominees	Term to Expire
Richard P. Crean	2010
Larry M. Rinehart	2010

     Directors Crean and Rinehart are currently serving on our Board of Directors. If elected, Directors Crean and Rinehart will hold office until the annual meeting in 2010 or until their successors have been elected and qualified. Each of the nominees has consented to being named in this proxy statement, and to serve if elected.

     If, for any reason, any of the nominees proves unable or unwilling to stand for election, the Board of Directors will nominate alternates or reduce the size of the Board of Directors to eliminate the vacancy and, if any of the nominees is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. The Board of Directors has no reason to believe that any of its nominees would prove unable to serve if elected.

Nominees and Continuing Directors

		Term		Director
Nominees	Age(1)	Expires	Position(s) Held with PFF Bancorp	Since(2)
Richard P. Crean	63	2007	Director	2005
Larry M. Rinehart	59	2007	Director	1994

Continuing Directors
Robert W. Burwell	75	2008	Chairman of the Board	1984
Kevin McCarthy	55	2008	Director, President and	2006
			Chief Executive Officer
Stephen C. Morgan, Ed. D.	61	2009	Director	2001
Curtis W. Morris	71	2008	Vice Chairman of the Board	1988
Jil H. Stark	70	2009	Director	1975
Royce A. Stutzman	69	2009	Director	2002
____________________

(1)	At July 16, 2007.
(2)	Includes years of service as a director of PFF Bank & Trust. 7

DIRECTOR AND OFFICER BIOGRAPHICAL INFORMATION

     The principal occupation and business experience of the nominees for election as director, each continuing director and each executive officer who is not a director are set forth below. Unless otherwise indicated, each of the following persons has held his or her present position for the last five years. Each nominee and continuing director, excluding Director Crean, currently serves as a director of PFF Bancorp, Inc., PFF Bank & Trust, Diversified Builder Services, Inc., Glencrest Investment Advisors, Inc. and Glencrest Insurance Services, Inc. Director Crean currently serves as a director of PFF Bancorp, Inc., PFF Bank & Trust and Diversified Builder Services, Inc.

Nominees

     Richard P. Crean, a private wealth manager with California Financial Partners, Inc., is the former President and CEO of Averbeck Company, an insurance brokerage firm.

     Larry M. Rinehart served as President of PFF Bank & Trust from 1992 until October 2005 and Chief Executive Officer of PFF Bank & Trust from 1992 to April 2006. He also served as President of PFF Bancorp from 1996 until October 2005 and Chief Executive Officer of PFF Bancorp from 1996 to April 2006. He served as President-elect and Executive Vice President of PFF Bank & Trust from July 1991 to August 1992. Mr. Rinehart served as President and Chief Executive Officer of Pomona Financial Services, Inc. and Diversified Services, Inc.

Continuing Directors

     Robert W. Burwell was President and Chief Executive Officer of the Pomona Valley Hospital Medical Center from 1972 until his retirement in 1993.

     Kevin McCarthy has served as President of PFF Bank & Trust and PFF Bancorp since October 2005 and as Chief Executive Officer of PFF Bank & Trust and PFF Bancorp since April 2006. He served as Senior Executive Vice President of PFF Bancorp and Senior Executive Vice President and Chief Operating Officer of PFF Bank & Trust from March 1997 to October 2005. Mr. McCarthy also serves as director, President and Chief Executive Officer of Pomona Financial Services, Inc. and Diversified Services, Inc.

     Stephen C. Morgan, Ed. D., has been the president of the University of LaVerne since 1985.

     Curtis W. Morris is associated with the law firm of Lamb, Morris & Lobello and has been a practicing attorney for 38 years. Mr. Morris has also served as the mayor of the city of San Dimas, California since 1996.

     Jil H. Stark is a retired administrator at Claremont McKenna College and faculty member at Scripps College.

     Royce A. Stutzman, a Certified Valuation Analyst and Certified Public Accountant, is past managing partner and current Chairman of Vicenti, Lloyd & Stutzman LLP, a regional accounting firm. Mr. Stutzman is also accredited in business valuation and is president of Exit Transition Strategies, LLC, a company that helps business owners transition from their businesses.

Executive Officers Who are Not Directors

     Gregory C. Talbott, age 53, has been the Senior Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of PFF Bancorp since June 2006 and the Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer of PFF Bank & Trust since June 2006. Mr. Talbott was the Executive Vice President, Chief Financial Officer and Treasurer of PFF Bancorp and the Executive Vice President and Chief Financial Officer of PFF Bank & Trust since 1997.

     Jerald W. Groene, age 59, served as Executive Vice President and Chief Lending Officer of PFF Bank & Trust until his retirement in July 2007. Mr. Groene also previously served as Senior Vice President and Chief Lending Officer of PFF Bank & Trust from 1993 through June 2006.

     William G. Standlea, age 57, has been the Executive Vice President and Chief Lending officer of PFF Bank & Trust since July 2007. Mr. Standlea has served in various capacities within the Lending Division of PFF Bank & Trust since 1986, including Assistant Major Loan Manager, Manager of Residential Construction Lending and Residential/Consumer Loan Production Manager. Prior to joining PFF Bank & Trust, Mr. Standlea served as Chief Lending Officer for another Inland Empire-based financial institution.

     Lynda Scullin, age 49, has been the Executive Vice President and Chief Banking Administrator of PFF Bank & Trust since June 2006. Ms. Scullin served as Senior Vice President and Branch Administrator of PFF Bank & Trust since 1997.

     Robert L. Golish, age 52, has served as Executive Vice President, Chief Administrative Officer, Chief Information Officer and General Counsel of PFF Bank & Trust since June 2006. Mr. Golish served as Senior Vice President and Senior Counsel of PFF Bank & Trust since 1994 and Chief Administrative Officer and Chief Information Officer of PFF Bank & Trust since 1999.

INFORMATION ABOUT THE BOARD OF DIRECTORS

General

     Our Board of Directors currently consists of eight members. The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance guidelines, the Board of Directors does not involve itself in our day-to-day operations. Our executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board of Directors and committees, and also through considerable telephone contact and other communications with the Chairman and others regarding matters of concern and interest to us. Our directors also discuss business and other matters with the Chairman, other key executives, and our principal external advisors (legal counsel, auditors, financial advisors and other consultants).

Meetings of the Board of Directors

     The Board of Directors held a total of twelve regular and special meetings during the fiscal year ended March 31, 2007. Each incumbent director attended at least 75% of the meetings of the Board of Directors held during the time in which they served as director, plus meetings of committees on which that particular director served during this period.

     Once each quarter, the regularly scheduled Board of Directors meeting includes an executive session of non-management directors. The Chairman of the Board of Directors presides over all executive sessions of the Board of Directors.

Corporate Governance Matters

     The Board of Directors has adopted a set of Corporate Governance Guidelines that are available at our website: www.pffbancorp.com. From time to time, the Board of Directors revises the Corporate Governance Guidelines in response to changing regulatory requirements, evolving best practices, and the concerns of our stockholders and other constituents.

     Board of Directors Independence. The Board of Directors is comprised of a substantial majority of Directors who qualify as independent according to the New York Stock Exchange listing standards.

     In order for a director to be deemed “independent” PFF Bancorp must affirmatively determine that the director has no material relationship with the PFF Bancorp or its affiliates (either directly or as a partner, shareholder or officer of an organization that has a relationship with PFF Bancorp and its affiliates). A Director is not independent if he or she (1) has been an employee of PFF Bancorp or its affiliates within the past three years, or has a family member who has been an executive officer of the PFF Bancorp or its affiliates in the last three years (2) has, within the past three years, received more than $100,000 in any twelve month period in direct compensation from PFF Bancorp or its affiliates, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service); (3) has been affiliated with or employed by a present or former auditor of PFF Bancorp (or of an affiliate) within the past five years; (4) is, or in the past five years has been, part of an interlocking directorate in which an executive officer of PFF Bancorp serves on the compensation committee of another company that concurrently employs such director; (5) has, within the past 5 years, been an executive officer or employee of a company that makes payments to, or receives payments from, PFF Bancorp or its affiliates for property or services that, in any single year, exceed the greater of $1 million or 2% of such other company’s consolidated gross revenue; or (6) has immediate family members in the foregoing categories.

     Based upon the term “independent” as defined by the New York Stock Exchange listing standards, the Board of Directors has determined that six of the eight directors (Robert W. Burwell, Richard P. Crean, Stephen C. Morgan, Curtis W. Morris, Jil H. Stark and Royce A. Stutzman) of PFF Bancorp are independent. The directors who are not independent are Kevin McCarthy, President and Chief Executive Officer, and Larry M. Rinehart, former President and Chief Executive Officer. Annually, the Board of Directors reviews the relationships that each director has with PFF Bancorp and its affiliates as well as the criteria and standards for determining independence. Upon review, the Board of Directors affirmatively determines which directors are considered independent.

     Code of Ethics. We have adopted a Code of Ethics that is applicable to all officers, directors and employees of PFF Bancorp and its affiliates. A copy of the Code of Ethics is available at our website: www.pffbancorp.com.

Committees of the Board of Directors

     Our Board of Directors has established the following committees:

Audit Committee

The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our independent auditors and reports any substantive issues found during the audit to the Board of Directors. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent auditors. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached as Appendix A to our proxy statement for the 2005 Annual Meeting of Shareholders and filed with the Securities and Exchange

Commission on July 28, 2005. The Audit Committee Charter is also available at our website: www.pffbancorp.com.

Directors Burwell, Crean, Morgan, Stark and Stutzman currently serve as members of the committee. Director Stark is the Chairperson of the committee. All members of the Audit Committee are independent directors as defined under The New York Stock Exchange listing standards. PFF Bancorp believes that Mr. Stutzman qualifies as an “Audit Committee Financial Expert” as that term is defined by applicable Securities and Exchange Commission Rules, and our Board of Directors has designated him as such. The Audit Committee met five times in fiscal 2007.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in identifying qualified individuals to become Board members and assists the Chairman of the Board in determining the composition and chairmanship of Board committees. The Nominating and Corporate Governance Committee also assists the Board in monitoring a process to assess Board effectiveness and in developing and implementing our corporate governance guidelines. Directors Burwell, Crean, Morgan, Morris, Stark and Stutzman currently serve on the committee. Director Stutzman is the Chairman. All members of the Nominating Committee are independent directors as defined under the New York Stock Exchange Listing Standards. The Nominating and Corporate Governance Committee met four times in fiscal 2007. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is available at our website: www.pffbancorp.com.

The Nominating and Corporate Governance Committee will consider recommendations from shareholders if submitted to the attention of the Secretary in a timely manner in accordance with the procedures set forth in our bylaws and will apply the same criteria to all persons being considered.

Under our bylaws, if you wish to nominate a director or bring other business before an annual meeting (which will not be included in the proxy statement for the 2008 Annual Meeting), the following criteria must be met: (1) you must be a shareholder of record; (2) you must have given timely notice in writing to the Secretary of PFF Bancorp; and (3) your notice must contain specific information required in our bylaws. To be considered timely for inclusion in our 2008 annual meeting, PFF Bancorp must receive your advance written notice of business or nominations to the Board of Directors no less than 90 days preceding the date of the annual meeting; provided, however, that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the date on which the notice to shareholders of the annual meeting date was mailed or such public disclosure was made. The advance notice by shareholders must include the shareholder’s name and address, as they appear on our record of shareholders and the class and number of shares of capital stock that are beneficially owned by such shareholder. The shareholder’s notice to the Secretary must also set forth certain information regarding the proposed nominee. If a nomination is not properly brought before the meeting in accordance with our bylaws, the Chair of the meeting may determine that the nomination was not properly brought before the meeting and shall not be considered. Nothing in this paragraph shall be deemed to require us to include in our proxy statement or the proxy relating to an annual meeting any shareholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received. For additional information about our director nomination requirements, please see our bylaws.

It is the policy of the committee to select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders. Shareholder nominees are analyzed by the committee in the same manner as nominees that are identified by the committee. We do not pay a fee to any third party to identify or evaluate nominees; however, the committee does have authority to hire a third party for such purpose.

Directors Crean and Rinehart were each nominated by the non-management, independent directors that comprise the Nominating Committee. As of March 31, 2007, the Nominating Committee had not received any shareholder recommendations for nominees in connection with the 2007 Annual Meeting.

Employee Compensation and Benefits Committee

The Employee Compensation and Benefits Committee establishes compensation and benefits for the Chief Executive Officer and for all other executive officers. The committee is also responsible for approving and evaluating the Chief Executive Officer and the compensation plans, policies and programs of PFF Bancorp. Directors Burwell, Crean, Morgan and Morris currently serve on the committee. Director Morgan is the Chairman. All members of the Employee Compensation and Benefits Committee are independent directors as defined under the New York Stock Exchange Listing Standards. The Employee Compensation and Benefits Committee met two times in the 2007 fiscal year. The Board of Directors has adopted a written charter for the Employee Compensation and Benefits Committee, which is available at our website: www.pffbancorp.com.

Employee Compensation and Benefits Committee Interlocks and Insider Participation

     During the year ended March 31, 2007, there were no interlocks between members of the Employee Compensation and Benefits Committee or our executive officers and corporations with respect to which such persons are affiliated.

Shareholder Communications with Our Board of Directors

     Shareholders may contact our Board of Directors or our non-management directors as a group by contacting Carole F. Olson, Secretary, PFF Bancorp, Inc., 9337 Milliken Avenue, P.O. Box 2759, Rancho Cucamonga, California 91729-2759. All comments will be forwarded directly to the Board of Directors, or to the non-management directors as a group, as appropriate.

Annual Meeting Attendance Policy

     It is our policy that all directors and nominees should attend the annual meeting. At the 2006 annual meeting, all members of the Board of Directors were in attendance.

COMPENSATION DISCUSSION AND ANALYSIS

     The report of PFF Bancorp’s Employee Compensation and Benefits Committee included in this section is provided in accordance with the rules and regulations of the Securities and Exchange Commission. Pursuant to such rules and regulations, the report is not to be deemed a “soliciting material,” filed with the Securities and Exchange Commission, subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the 1934 Securities Exchange Act of 1934, as amended.

     The report of the Employee Compensation and Benefits Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except as to the extent that PFF Bancorp specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Objectives and Philosophy of Our Compensation Program

     We provide what we consider to be a competitive compensation package for our named executives officers comprised of base salary, two annual cash incentive plans, an equity-based long-term incentive plan (“LTIP”), an Employee Stock Ownership Plan (“ESOP”), a 401(k) Plan, a deferred compensation program (discontinued in June 2007) and health and welfare benefits, including split-dollar life insurance and a supplemental executive retirement program. We have adopted a basic philosophy and practice of offering a compensation program designed to attract and retain highly qualified executives. We believe our compensation practices encourage and motivate these individuals to build value for our shareholders on both a short-term and long-term basis. This underlying philosophy pertains to executive compensation as well as employee compensation at all other levels throughout our organization.

     Our compensation is designed to achieve the following objectives:

  Attract and retain talented and experienced executives.

  Provide a base salary that is competitive in our industry.

  Align the interest of our executives with those of our shareholders by having a high proportion of total compensation at risk through the use of short-term performance-based cash incentives and a long-term performance based equity incentive program. For fiscal 2007, performance based compensation ranged from 53 percent to 60 percent of total compensation for our named executive officers with the chief executive officer having the greatest proportion of his total compensation performance based. Had we performed at “maximum” performance levels under all of our cash and equity based incentive programs for fiscal 2007, the proportion of total compensation for our named executive officers that would have been performance-based would have ranged from 74 percent to 80 percent. This policy towards performance-based pay also ensures that any compensation earned in excess of the limits established under section 162(m) of the Internal Revenue Code qualifies for tax deductibility.

  Through the use of performance-based restricted stock, provide a long term incentive program whose valuations are not subject to the volatility inherent in a program that is subject to Financial Accounting Standard 123R.

     Participation levels in all cash and equity incentive programs for named executive officers are established by the Board of Directors at the beginning of the annual, or in the case of the LTIP, the three-year performance period. These participation levels may be increased or decreased subsequent to inception of the performance period at the discretion of the Board of Directors. However, it has been the policy of the Board to do so only in the event of a material change in an executive officer’s responsibilities (e.g., a promotion from Chief Operating Officer to Chief Executive Officer). In establishing incentive plan participation levels, market data as well as internal parity are considered. We do not utilize formal guidelines for establishing internal parity but we do seek to establish a positive correlation between organizational responsibility and participation level. No amounts are released under any of our incentive programs until our independent registered public accounting firm has completed its annual audit of PFF Bancorp. Although we have not had a restatement of operating results in a subsequent year, should such an event occur, the impact on cash or equity compensation received by the named executive officers would be taken into account by the Board of Directors in determining or adjusting participation levels for current and subsequent incentive plans.

Summary Components of Compensation

     Described below are our various components of compensation. We believe these compensation components are consistent with meeting our objectives.

     Base Salary. It is our philosophy to maintain base salaries at levels approximating the 50th percentile relative to the salaries paid by comparable organizations based upon market data provided by independent compensation consultants. In establishing base salaries, we also take into account each named executive officer’s ability, experience and past and potential performance. On an annual basis, we evaluate and may adjust each named executive officer’s base salary based primarily on market data but also taking into account the above factors.

     PFF Bank & Trust Annual Incentive Plan. Along with all other employees of PFF Bank & Trust, our named executive officers are eligible for an annual cash incentive based on the actual performance of PFF Bank & Trust relative to internally established performance metrics at PFF Bank &Trust that we believe are key drivers of shareholder value creation. For 2007, these metrics were net earnings, return on average assets (“ROAA”), efficiency ratio, growth in the average balance of construction, commercial business, commercial real estate and consumer loans (the “Four-Cs”) and growth in the average balance of deposits. These internal goals were established by our Board of Directors at the beginning of the fiscal year. All five performance metrics were equally weighted.

     The established performance targets and actual performance for the year under the PFF Bank & Trust Annual Incentive Plan were as follows:

				Fiscal 2007
	Threshold	Target	Maximum	Actual
Net Earnings	$56,164,000	$62,404,000	$65,524,000	$52,495,000
ROAA	1.30%	1.44%	1.51%	1.18%
Efficiency Ratio	46.23%	45.26%	44.28%	47.90%
Four-C Growth	$315,810,000	$350,900,000	$368,445,000	$490,360,000
Deposit Growth	$249,300,000	$277,000,000	$290,850,000	$336,062,000

     Participation levels (expressed as a percentage of base salary) for the named executive officer at each performance level were as follows:

	Threshold	Target	Maximum	Actual Earned
Kevin McCarthy	45%	60%	90%	36%
Gregory C. Talbott	37.5%	50%	75%	30%
Jerald W. Groene	30%	40%	60%	24%
Robert L. Golish	30%	40%	60%	24%
Lynda Scullin	30%	40%	60%	24%

     Once “threshold” performance is achieved, straight line interpolation is utilized to calculate amounts earned.

     PFF Bancorp Annual Incentive Plan. We believe it is important for our named executive officers to focus their efforts and to be measured and incentivized not only on performance relative to internal goals but also on performance relative to a broad peer group of both commercial banks and savings institutions of comparable asset size. As a result, along with all other employees of PFF Bank & Trust, our named executive officers are eligible for an annual cash incentive based on the actual performance of PFF Bancorp relative to a nationwide peer group of all banks and thrift institutions in the SNL Securities database with total assets greater than $3.0 billion but less than $6.0 billion. For 2007, this peer group was comprised of 13 thrift institutions and 38 commercial banks.

     The performance metrics used in the PFF Bancorp Annual Incentive Plan were absolute levels of return on average assets, return on average equity, change in net interest margin, efficiency ratio and percentage change in diluted earnings per share. All performance measures were weighted equally for purposes of calculating the potential payout under this Plan. Performance at or above the 50th percentile relative to the defined peer group triggers a payout on that particular performance metric (expressed as a percentage of base salary) as follows:

		Percentage Performance
	50	60	70	80	90+
Kevin McCarthy	25%	30%	40%	60%	75%
Gregory C. Talbott	20%	24%	32%	48%	60%
Jerald W. Groene	15%	18%	24%	36%	45%
Robert L. Golish	15%	18%	24%	36%	45%
Lynda Scullin	15%	18%	24%	36%	45%

     Straight line interpolation is utilized to determine payout level for performance between deciles.

     Threshold or above performance must be achieved on at least three of the five PFF Bank & Trust Annual Incentive Plan measures for there to be any payout under the PFF Bancorp Annual Incentive Plan. During 2007, we achieved “threshold” or better performance on only two of the five performance measures. As a result, there were no amounts earned under the PFF Bancorp Annual Incentive Plan even though performance relative to the defined peer group under the PFF Bancorp Annual Incentive Plan was as follows:

Percentile Ranking
Return on Average Assets	70%
Return on Average Equity	80%
Change in Net Interest Margin	68%
Efficiency Ratio	80%
Percentage Change in Diluted Earnings Per Share	70%

     Long Term Incentive Plan. In order to closely align the interest of our named executive officers with those of our shareholders, we maintain an equity-based LTIP for the named executive officers of PFF Bank & Trust as well as selected other key non-executive officers. To ensure that the efforts of the named executive officers are creating long-term value for our shareholders, performance under the LTIP is measured over a three year performance period and potential amounts earned under the LTIP take the form of restricted stock. At the beginning of each three year performance period each participant is awarded a specified number of shares of our stock, 100% of which is “at risk” subject to us achieving specified performance levels relative to a peer group on four performance measures (three year compound annual growth rate in diluted earnings per share, absolute level of return on average equity, percentage change in net interest margin and absolute level of efficiency ratio) and specified performance relative to internal targets established by the Board of Directors on two additional performance measures (compound annual growth rate in the Four-Cs and compound annual growth rate in number of deposit households). For the 2007 LTIP, the peer group was comprised of all bank and thrift institutions in the nation with total assets between $3.0 billion and $5.0 billion which were included in the SNL Securities database on March 31, 2005 (the beginning of the three year performance period), along with the following institutions: Cathy General Bancorp, East West Bancorp, First Republic Bank, First Fed Financial Corp, Pacific Capital Bancorp and UCBH Holdings, whose asset sizes were above $5 billion. For the 2007 LTIP, this peer group was comprised of 8 thrift institutions and 40 commercial banks. The internal targets for the 2007 LTIP were as follows:

	Median	75th Percentile	100th Percentile
Growth in the Four-Cs	12.0%	15.0%	18.0%
Increase in Deposit Household	2.6%	3.1%	5.2%

     Performance below median on any of the peer group or internal measures would have resulted in no award of shares on that metric. Additionally, growth in diluted earnings per share must have been at or above peer median for there to be any payout under the LTIP.

     Actual performance under the 2007 LTIP was as follows:

	Actual	Percentile
Percentage Growth in Diluted EPS	38%	62%
Return on Average Equity	14.39%	71%
Percentage change in Net Interest Margin	1%	62%
Efficiency Ratio	50.44%	77%
Growth in the Four-Cs	21.9%	100%
Growth in Deposit Households	2.6%	50%

     Initial participation levels established by the Board of Directors in May 2005, additional performance share potentials assigned to the named executive officers in September 2006 to reflect additional responsibilities assumed in connection with management succession and promotions and the actual number of shares earned for the three-year performance period ended March 31, 2007 were as follows:

	Median	75th Percentile	100th Percentile	Earned
Kevin McCarthy
Initial	5,340	9,708	17,601
Proration	1,444	4,004	7,811
	6,784	13,712	25,412	13,278
Gregory C. Talbott
Initial	5,340	9,708	17,601
Proration	648	2,213	4,406
	5,988	11,921	22,007	11,561
Jerald W. Groene
Initial	3,397	6,070	10,921
Proration	493	871	1,592
	3,890	6,941	12,513	6,825
Lynda Scullin
Initial	2,915	4,858	8,496
Proration	652	1,271	2,392
	3,567	6,129	10,888	6,046
Robert L. Golish
Initial	2,915	4,858	8,496
Proration	652	1,271	2,392
	3,567	6,129	10,888	6,046

     Participation in the LTIP requires that participants maintain minimum stock ownership levels. If a named executive officer’s ownership is below the levels specified, they are prohibited from selling any shares earned under the LTIP in excess of the number of shares required to satisfy personal income tax obligations on the exercise of any previously granted non-qualified stock options or vested LTIP awards. Failure to comply with this requirement disqualifies the named executive officer from participation in the current and any subsequent LTIPs until such time as the ownership requirement is met. Stock ownership requirements for the LTIP ended March 31, 2007 were as follows: Mr. McCarthy – 36,900 shares, Mr. Talbott – 35,000 shares, Mr. Groene – 21,500 shares, Mr. Golish – 18,000 shares and Ms. Scullin – 18,000 shares. For the 2007 LTIP, all named executive officers met their stock ownership requirements.

     Employee Stock Ownership Plan. Under the terms of our ESOP, all named executive officers receive an annual allocation of PFF Bancorp common stock based upon a fixed percentage of the participant’s eligible compensation. For 2007, this level was established by the Board of Directors at 10%. After taking into account forfeitures of previously allocated but unvested shares by former participants, the actual ESOP allocation for fiscal 2007 was equal to 12% of eligible compensation. Participation levels for named executive officers are identical to those of all other ESOP participants.

     401(k) Plan. Our named executive officers are eligible to participate in a 401(k) Plan which includes a match of up to 4% of participant contributions up to the allowable IRS limit of $220,000. The match, as well as the investment options, none of which provide for an above market return for named executive officers, are identical to those available to all other participants.

     Supplemental Executive Retirement Plan. We maintain a Supplemental Executive Retirement Program (“SERP”) for which all named executive officers are eligible. The SERP provides a benefit equal to but no greater than and on the same terms as the benefit received by all other 401(k) and ESOP participants whose salaries are below the maximum amounts eligible for a 401(k) match or ESOP contribution under applicable IRS regulations. SERP funds are invested at the named executive officer’s discretion in the same range of investments as those offered to 401(k) participants, or in the case of the ESOP, PFF Bancorp common stock.

     Split Dollar Life Insurance. Our named executive officers as well as selected other officers participate in a split dollar life insurance program. Under this program, PFF Bank & Trust pays premiums on a life insurance policy for each participant, the face amount of which is equal to the participant’s base salary. Upon retirement after reaching at least age 55 and providing at least 5 years of service to PFF Bank & Trust, the life insurance policy is released to the participant. There is no pro-rata vesting in the event of early retirement.

     Health and Welfare Benefits. All our named executive officers are provided with the same medical, dental, vision, disability and long term care insurance options as all other benefited employees of PFF Bank & Trust. Participants are provided with a fixed amount of program credits for use in purchasing benefits. The amount of credits is based on the employee’s family status and does not vary by position or salary level.

     Automobile Allowance. In lieu of providing PFF Bancorp-owned vehicles or receiving reimbursement for business use of personal vehicles, our named executive officers are provided with an automobile allowance of $1,180 per month.

Compensation Decision-Making Policies and Procedures

     Decision-Making and Policy-Making. Our bylaws require that named executive officer compensation be set by the Board of Directors or a board committee to which decision-making authority has been delegated. As a New York Stock Exchange listed company, we must observe governance standards that require named executive officer compensation decisions to be made by the independent director members of our board or by a committee of independent directors. Consistent with these requirements, our Board of Directors has established an Employee Compensation and Benefits Committee, all of whose members are independent directors.

     The Employee Compensation and Benefits Committee has been delegated authority from our Board to oversee executive compensation by approving salary increases and by reviewing general personnel matters such as staff performance evaluations. The Employee Compensation and Benefits Committee has established a formal charter. Compensation consists of four components: (1) base salary;

(2) annual cash bonuses; (3) long-term incentives (e.g., stock options and performance-based restricted stock); and (4) fringe benefits including an ESOP, a 401(k) Plan, a deferred compensation program, split-dollar life insurance and a supplemental executive retirement program.

     The Employee Compensation and Benefits Committee generally meets two times a year. It evaluates the compensation levels in the context of performance of the Chief Executive Officer as well as the performance of all named executive officers, including taking into account empirical data and the recommendations of advisors. The Employee Compensation and Benefits Committee does not delegate it duties to others.

     Use of Outside Advisors and Survey Data. The Employee Compensation and Benefits Committee uses its own criteria coupled with peer compensation surveys including Employer Group Survey, Economic Research Institute Survey, Western Management Group Survey, California Bankers Association Survey, American Community Bankers Survey and other published sources and consults with the independent compensation consulting firm of Frederick W. Cook & Co. to establish the base salary and all other components of compensation of all named executive officers, as well as the Board of Directors.

Employee Compensation and Benefits Committee Report

     The Employee Compensation and Benefits Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and has discussed it with management. Based on such review and discussion, the Employee Compensation and Benefits Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Employee Compensation and Benefits Committee of PFF Bancorp, Inc.
Stephen C. Morgan (Chair)
Robert W. Burwell
Richard P. Crean
Curtis W. Morris

Directors’ Compensation

     Meeting Fees. Each non-employee director of PFF Bancorp receives an annual retainer of $12,500 for serving on our Board of Directors, and each non-employee director of PFF Bank & Trust, except for the Chairman of the Board, receives an annual retainer of $39,600. The Chairman of the Board receives an annual retainer of $54,000. Mr. Rinehart, while serving as President and Chief Executive Officer, did not receive any additional compensation for serving as a director. Mr. McCarthy, as President and Chief Executive Officer, does not receive any additional compensation for serving as a director.

     We paid fees totaling $379,100 to our non-employee directors for the year ended March 31, 2007. Directors are also eligible to receive grants of options and restricted stock awards under our incentive plans and reimbursements for certain nominal medical premium expenses. During the year ended March 31, 2007, no options were granted to non-employee directors.

     PFF Bank & Trust Directors’ Retirement Plan. PFF Bank & Trust maintains the PFF Bank Directors’ Retirement Plan (the “Directors’ Retirement Plan”), which is a frozen non-qualified plan under which no new benefits have accrued since December 31, 1995. The Directors’ Retirement Plan provides that, upon retirement, retiring directors are eligible to receive an annual benefit equal to 70% of the retiring directors’ annualized final earnings based on monthly board compensation as of December 31, 1995 (reduced by one-one hundred and twentieth (1/120), for each month of service less than 120) which shall continue to be paid for the greater of ten years or the lifetime of the director. All directors are currently credited with 120 months of service under the plan except for Mr. Crean, Mr. Morgan and Mr. Stutzman who have not been credited with any months of service. Mr. Rinehart does not participate in the plan. Benefits may not start until the director retires from service and reaches age 65. The Directors’ Retirement Plan provides that in the event of a participant’s death prior to payment of all benefits due to the participation under the plan, the remaining benefits are to be paid to the beneficiary or beneficiaries designated by the participants or, if no such designation has been made, to the estate of the participant.

     Directors’ Deferred Compensation Plan. PFF Bank & Trust maintains the PFF Bank & Trust Directors’ Deferred Compensation Plan, which is a non-qualified plan that offers directors the opportunity to defer fee compensation and stock awarded under the 1996 Incentive Plan. The primary form of benefit for deferred fees is 120 monthly installment payments of the account balance. Such balance shall equal the amount of the deferrals and interest thereon. Other forms of benefit, including a lump sum payout, are available with certain restrictions. Deferred stock awarded under the 1996 Incentive Plan is accounted for in the plan in the form of common stock units. The form of benefit for deferred stock is a single lump sum payout or payment of equal installments over time. Prior to March 1995, deferrals had been credited with an interest rate equal to the highest interest rate paid on a designated date to depositors of PFF Bank & Trust. The plan now allows for an alternative choice whereby deferrals may be credited with investment earnings or losses equivalent to that of PFF Bancorp common stock.

     The following table sets forth information regarding compensation earned by the non-employee directors of PFF Bancorp during the last fiscal year.

DIRECTORS’ COMPENSATION TABLE

			Change in Pension
			Value and
	Fees Earned		Nonqualified
	or Paid in	Stock	Deferred	All Other
	Cash	Awards	Compensation	Compensation	Total
Name	($)(1)	($)(2)	Earnings(3)	($)(4)	($)
Robert W. Burwell	66,500	192,847	-	-	259,347
Richard C. Crean	52,100	128,565	-	706	181,371
Curtis W. Morris	52,100	128,565	-	-	180,665
Stephen C. Morgan	52,100	128,565	-	-	180,665
Larry M. Rinehart	52,100	128,565	-	-	180,665
Jil H. Stark	52,100	128,565	-	-	180,665
Royce A. Stutzman	52,100	128,565	-	100	180,765
____________________

(1)	Includes retainer payments, meeting fees, and committee and/or chairmanship fees earned during the fiscal year, whether such fees were paid currently or deferred.
(2)	Represents the compensation cost recognized for the fiscal year in connection with restricted stock of PFF Bancorp granted to the director, regardless of the year in which granted and calculated in accordance with FAS 123R for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to the footnotes to the audited financial statements, included in the March 31, 2007 Annual Report on Form 10-K. This amount does not reflect the value of dividends paid on unvested restricted stock.
(3)	The PFF Bank & Trust Directors’ Retirement Plan was frozen effective December 31, 1995.
(4)	The figure shown for each named individual represents all other forms of compensation, including dental and vision benefits for Director Crean and vision benefits for Director Stutzman.

Executive Compensation

     The table below sets forth for fiscal 2007 the compensation of each of our named executive officers.

SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary(1)	Bonus	Awards(2)	Awards	Compensation(3)	Earnings(4)(5)	Compensation(6)	Total
Positions	Year	($)	($)	($)	($)	($)	($)	($)	($)
Kevin McCarthy,	2007	350,000	-	440,033	-	124,817	-	70,841	985,691
President and Chief
Executive Officer
Gregory C. Talbott,	2007	300,000	-	383,122	-	86,068	-	58,024	827,214
Chief Operating
Officer
Chief Financial
Officer and Treasurer
Jerald W. Groene	2007	220,000	-	226,181	-	51,864	-	48,448	546,493
Executive Vice
President and Chief
Lending Officer
Lynda Scullin	2007	210,000	-	200,364	-	48,362	-	46,510	505,236
Executive Vice
President and Chief
Banking
Administrator
Robert L. Golish	2007	210,000	-	200,364	-	47,941	-	44,269	502,574
Executive Vice
President, Chief
Administrative
Officer, Chief
Information Officer
and General Counsel
____________________

(1)	The figures shown for salary and bonus represent amounts earned for the fiscal year, whether or not actually paid during such year.
(2)	Represents the compensation cost recognized for the fiscal year in connection with restricted stock of PFF Bancorp granted to the named executive officer, regardless of the year in which granted and calculated in accordance with FAS 123R for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to the footnotes to the audited financial statements, included in the March 31, 2007 Annual Report on Form 10-K. This amount does not reflect the value of dividends paid on unvested restricted stock, which are included in the Summary Compensation Table under the caption "All Other Compensation."
(3)	Represents amounts earned for services rendered during the fiscal year, whether or not actually paid during such fiscal year under the two annual cash bonus plans. There were no amounts earned under the PFF Bancorp Annual Incentive Plan. Amounts earned under the PFF Bank & Trust Annual Incentive Plan were as follows: Mr. McCarthy, $124,817; Mr. Talbott, $86,068; Mr. Groene, $51,864; Ms. Scullin, $48,362; Mr. Golish, $47,941.
(4)	The PFF Bank & Trust defined benefit pension plan and all benefit values associated therewith were frozen effective December 31, 1995.
(5)	Includes for each named executive officer (a) the increase (if any) for the fiscal year in the present value of the individual's accrued benefit (whether not vested) under each tax-qualified and non-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual's accrued benefit under each such plan in accordance with Statement of Financial Accounting Standards 87 ("FAS 87") as of the plan's measurement date in such fiscal year to the present value of the individual's accrued benefit as of the plan's measurement date in the prior fiscal year. There were no amounts of interest accrued on defined contribution deferred compensation balances at a rate in excess of 120% of the applicable federal mid-term rate under section 1274(d) of the Internal Revenue Code of 1986 ("Code") nor dividends or dividend equivalents on balances denominated in PFF Bancorp common stock in excess of the dividends paid to shareholders.

(6)	The named executive officers participate in certain group life, health, disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. The figure shown for each named executive officer includes: (i) life insurance premiums as follows: Mr. McCarthy - $4,372, Mr. Talbott - $122, Mr. Groene - $1,309, Ms. Scullin - $1,900, Mr. Golish - $122; (ii) 401(k) matching contributions as follows: Mr. McCarthy - $5,253, Mr. Talbott - $4,316, Mr. Groene - $3,177, Ms. Scullin - $4,183, Mr. Golish - $4,760; (iii) ESOP contributions as follows: Mr. McCarthy - $24,536, Mr. Talbott - $25,133, Mr. Groene - $25,590, Ms. Scullin - $23,362, Mr. Golish - $22,886; (iv) SERP contributions as follows: Mr. McCarthy - $23,410, Mr. Talbott - $15,183, Mr. Groene - $4,282, Ms. Scullin - $3,795, Mr. Golish - $3,231; (v) automobile allowance as follows: Mr. McCarthy - $13,270, Mr. Talbott - $13,270, Mr. Groene - $13,270, Ms. Scullin - $13,270, Mr. Golish - $13,270; (vi) deferred compensation contributions as follows: Mr. Groene - $820, Mr. Golish - $629. We provide certain non-cash perquisites and personal benefits to each named executive officer that do not exceed $10,000 in the aggregate for any individual, and are not included in the reported figures.

Compensation Plans

     1996 Incentive Plan. The 1996 Incentive Plan provided discretionary awards of options to purchase common stock, option-related awards and awards of common stock to officers, directors and key employees as determined by a committee of the Board of Directors. All outstanding awards to officers and directors have vested and no shares are currently reserved for future grants under this plan. The 1996 Incentive Plan is not subject to ERISA and is not a tax-qualified plan. No awards were made under the 1996 Incentive Plan in fiscal 2007 to any of the named executive officers.

     1999 Incentive Plan. The 1999 Incentive Plan provided discretionary awards of options to purchase common stock and option-related awards to officers, directors, employees and its affiliates as determined by a committee of the Board of Directors consisting of two or more outside directors. All outstanding awards to officers and directors have vested and no shares are currently reserved for future grants under this plan. The 1999 Incentive Plan is not subject to ERISA and is not a tax-qualified plan. No awards were made under the 1999 Incentive Plan in fiscal 2007 to any of the named executive officers.

     2004 Equity Incentive Plan. The 2004 Equity Incentive Plan provided for discretionary awards of options to purchase common stock, option-related awards, restricted stock awards and performance-based awards of cash or stock to officers, directors, and employees as determined by a committee of the Board of Directors consisting of two or more outside directors. The 2004 Equity Incentive Plan is not subject to ERISA and is not a tax-qualified plan. The 2004 Equity Incentive Plan was terminated as a result of the adoption and implementation of the 2006 Equity Incentive Plan.

     2006 Equity Incentive Plan. The 2006 Equity Incentive Plan was approved by shareholders on September 13, 2006. As a result, the 2004 Equity Incentive Plan was terminated and a total of 2,953,234 shares of common stock were reserved for the granting of new awards under the 2006 Equity Incentive Plan. However, the actual number of shares reserved to the 2006 Equity Incentive Plan includes all of the options and other awards made by us which were still outstanding as of September 12, 2006 (collectively the “Prior Awards”) to the extent that any such Prior Award expires, lapses or otherwise terminates for any reason without being exercised or settled in full, or if any shares subject to forfeiture or repurchase are forfeited or repurchased by PFF Bancorp, Inc. Consequently, the maximum number of shares which may be granted under the 2006 Equity Incentive Plan, assuming all prior awards actually do expire, terminate or otherwise lapse unexercised and are returned to the 2006 Equity Incentive Plan’s share reserve, is 4,035,195. If any award granted under the 2006 Equity Incentive Plan expires, lapses or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased, any such shares that are reacquired or subject to a terminated award will again become available for issuance under the 2006 Equity Incentive Plan. At all times will there be reserved and kept available such number of shares as may be required to meet the needs of the 2006 Equity Incentive Plan. As of March 31, 2007, there were 2,964,174 shares reserved for issuance under the 2006 Equity Incentive Plan. In addition, as of March 31, 2007, there were 1,705,099 shares subject to outstanding options that are prior awards. As of March 31, 2007, the total number of granted but unexercised options was 503,175 at a weighted average exercise price of $13.27 and a weighted average remaining term of 4.77 years.

GRANTS OF PLAN BASED AWARDS TABLE

		Potential Payouts Under			Estimated Future Payouts			All
		Non-Equity Incentive Plan			Under Equity Incentive Plan			Other
		Awards			Awards (1) (2)			Stock	All Other
								Awards:	Option
								Number	Awards:
								of	Number of	Exercise or
								Shares	Securities	Base Price of
								of Stock	Underlying	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards
Name	Date	($)	($)	($)	($)	($)	($)	($)	( #)	($/Sh)
Kevin McCarthy
PFF Bank & Trust
Annual Incentive		156,021	208,029	312,043	-	-	-	-	-	-
PFF Bancorp, Inc.
Annual Incentive		86,679	173,357	260,036	-	-	-	-	-	-
2009 LTIP	10/25/06	-	-	-	14,500	32,600	61,600	-	-	-
2008 LTIP (3)	10/25/06	-	-	-	4,375	12,134	23,671	-	-	-
2007 LTIP (3)	10/25/06	-	-	-	1,444	4,004	7,811	-	-	-
Gregory C. Talbott
PFF Bank & Trust
Annual Incentive		107,585	143,447	215,171	-	-	-	-	-	-
PFF Bancorp, Inc.
Annual Incentive		57,379	114,758	172,136	-	-	-	-	-	-
2009 LTIP	10/25/06	-	-	-	10,900	24,500	46,200	-	-	-
2008 LTIP (3)	10/25/06	-	-	-	1,963	6,707	13,353	-	-	-
2007 LTIP (3)	10/25/06	-	-	-	648	2,213	4,406	-	-	-
Jerald W. Groene
PFF Bank & Trust
Annual Incentive		64,829	86,439	129,659	-	-	-	-	-	-
PFF Bancorp, Inc.
Annual Incentive		32,415	64,829	97,244	-	-	-	-	-	-
2009 LTIP	10/25/06	-	-	-	7,300	13,000	23,500	-	-	-
2008 LTIP (3)	10/25/06	-	-	-	1,494	2,640	4,824	-	-	-
2007 LTIP (3)	10/25/06	-	-	-	493	871	1,592	-	-	-
Lynda Scullin
PFF Bank & Trust
Annual Incentive		60,452	80,603	120,904	-	-	-	-	-	-
PFF Bancorp, Inc.
Annual Incentive		30,226	60,452	90,678	-	-	-	-	-	-
2009 LTIP	10/25/06	-	-	-	7,300	1,300	23,500	-	-	-
2008 LTIP (3)	10/25/06	-	-	-	1,977	3,852	7,249	-	-	-
2007 LTIP (3)	10/25/06	-	-	-	652	1,271	2,932	-	-	-
Robert L. Golish
PFF Bank & Trust
Annual Incentive		59,926	79,902	119,852	-	-	-	-	-	-
PFF Bancorp, Inc.
Annual Incentive		29,963	59,926	89,889	-	-	-	-	-	-
2009 LTIP	10/25/06	-	-	-	7,300	13,000	23,500	-	-	-
2008 LTIP (3)	10/25/06	-	-	-	1,977	3,852	7,249	-	-	-
2007 LTIP (3)	10/25/06	-	-	-	652	1,271	2,392	-	-	-
____________________

(1)	Estimated values calculated using the closing price of the PFF Bancorp’s common stock on March 30, 2007.
(2)	“Threshold,” “Target” and “Maximum” correspond with performance at the 50th, 75th and 100th percentile relative to the defined peer group and internal performance goals.
(3)	Represents an increase in participation level to reflect a material increase in the named executive officer’s responsibilities subsequent to the commencement of the three-year performance period.

Stock Awards and Stock Option Grants Outstanding

     The following tables set forth information regarding stock awards, stock options and similar equity compensation outstanding at March 31, 2007, whether granted in 2006 or earlier, including awards that have been transferred other than for value.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
								Equity
								Incentive	Equity
								Plan	Incentive
							Market	Awards:	Plan
							Value	Number	Awards:
			Equity				of	of	Market or
			Incentive			Number	Shares	Unearned	Payout
			Plan			of	or	Shares,	Value of
			Awards:			Shares	Units	Units or	Unearned
	Number of	Number of	Number of			or Units	of	Other	Shares,
	Securities	Securities	Securities			of Stock	Stock	Rights of	Units or
	Underlying	Underlying	Underlying			That	That	Stock	Other
	Unexercised	Unexercised	Unexercised	Option		Have	Have	That	Rights
	Options	Options	Unearned	Exercise	Option	Not	Not	Have Not	That Have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(1)	(#)(2)	($)(1)(2)
Kevin
McCarthy	116,544	-	-	$ 12.69	10/23/11	-	-	-	-
2008 LTIP	-	-	-	-	-	-		49,941	$1,514,711
2009 LTIP	-	-	-	-	-	-	-	61,600	$1,868,328
Gregory C.
Talbott	71,721	-	-	$ 12.69	10/23/11	-	-	-	-
2008 LTIP	-	-	-	-	-	-	-	39,623	$1,201,766
2009 LTIP	-	-	-	-	-	-	-	46,200	$1,401,246
Jerald W.
Groene	-	-	-	-	-	-	-	-	-
2008 LTIP	-	-	-	-	-	-	-	21,124	$ 640,691
2009 LTIP	-	-	-	-	-	-	-	23,500	$ 712,755
Lynda Scullin	-	-	-	-	-	-	-	-	-
2008 LTIP	-	-	-	-	-	-	-	19,929	$ 604,447
2009 LTIP	-	-	-	-	-	-	-	23,500	$ 712,755
Robert L.
Golish	-	-	-	-	-	-	-	-	-
2008 LTIP	-	-	-	-	-	-	-	19,929	$ 604,447
2009 LTIP	-	-	-	-	-	-	-	23,500	$ 712,755
____________________

(1)	Market value is calculated on the basis of $30.33 per share, which is the closing sales price for our common stock on March 30, 2007.
(2)	LTIP shares vest following the completion of and the calculation of performance for the three-year performance period ending March 31, 2008 and 2009, respectively. The number and value of unvested shares is based on the maximum number of performance-based restricted stock awards that could be earned.

     The following table sets forth the stock awards that vested and the option awards that were exercised for the named executive officers during the last fiscal year.

 OPTION EXERCISES AND STOCK VESTED TABLE

Option Awards
	Number of Shares	Value
	Acquired on	Realized on
	Exercise	Exercise
Name	(#)	($)(1)
Kevin McCarthy	11,999	395,127
Gregory C. Talbott	-	-
Jerald W. Groene	-	-
Lynda Scullin	6,759	167,414
Robert L. Golish	-	-
____________________

(1)	The figures shown include the amount realized during the fiscal year upon exercise of vested stock options by the named individual and the vesting of restricted stock, based on the closing sales price for a share of our common stock on the on the exercise date or vesting date, as applicable. Unexercised stock options and unvested restricted stock may not be transferred for value.

Pension Benefits

     Retirement Plan. PFF Bank & Trust maintains a tax-qualified defined benefit plan (the “Retirement Plan”) for certain salaried employees who had attained the age of 21 and completed one year of service prior to December 31, 1995. Effective December 31, 1995, the Retirement Plan was frozen and participants ceased the accrual of additional benefits under the Retirement Plan although vesting will continue according to the terms of the Retirement Plan. After December 31, 1995, no new participants entered the Retirement Plan.

     The Retirement Plan provides for a monthly benefit to the employee upon retirement after the later of (1) attainment of age 65; or (2) the fifth anniversary of the employee’s initial participation in the Retirement Plan. The Retirement Plan also provides for a monthly benefit upon the participant’s death, disability and early retirement. Early retirement is conditioned upon the attainment of the age of 55, and the completion by the participant of 15 years of service. No new accrual of years of service has occurred since December 31, 1995. Benefits under the Retirement Plan are determined taking into account the participant’s final average earnings, social security benefits and years of credited service under the Retirement Plan as of December 31, 1995. The final average salary as of December 31, 1995 for Messrs. McCarthy, Talbott, Groene, Golish and Ms. Scullin is $92,124, $104,720, $84,334, $100,020 and $63,660, respectively.

     Supplemental Executive Retirement Plan. PFF Bank & Trust maintains a non-qualified SERP to provide certain officers and highly compensated employees with additional retirement benefits. The SERP reflects the freezing of the Retirement Plan as of December 31, 1995. The benefits provided under the SERP are directly related to those provided under the three tax-qualified employee benefit plans sponsored by PFF Bank & Trust, namely the ESOP, the 401(k) Plan and the Retirement Plan. With respect to the Retirement Plan, the SERP provides a benefit equal to the present value of the previous SERP benefit accrued as of December 31, 1995. For purposes of the SERP the final average salary as of December 31, 1995 for Messrs. McCarthy, Talbott, Groene, Golish and Ms. Scullin is $156,000, $155,880, $84,334, $100,020 and $63,660, respectively. However, this benefit is only provided to the extent not provided under the Retirement Plan. No additional contributions will be made by PFF Bank & Trust to provide this benefit, as this portion of the SERP is only a deferral mechanism (with interest) of the frozen Retirement Plan benefit. The SERP also provides a benefit equal to the difference between (1)

the benefits which would have been provided by employer contributions to the 401(k) Plan and the ESOP if such contributions and benefits were calculated without the limitations imposed by the applicable contribution limits of the Code for tax-qualified plans; and (2) the actual benefit provided under each plan. Benefits under the SERP will be provided at retirement in the form of some combination of an annuity, lump sum cash or stock distribution.

     Employee Deferred Compensation Plan. PFF Bank & Trust maintains the PFF Bank & Trust Employee Deferred Compensation Plan (the “Employee Deferred Compensation Plan”) which is a non-qualified plan that offers certain employees the opportunity to defer cash compensation and stock awarded under the PFF Bancorp Incentive Plans. The benefits under this plan (consisting of participant deferrals and earnings or losses thereon) are payable in lump sum or in installments. Deferred stock awarded under the Incentive Plans is accounted for in the plan in the form of common stock units. The form of benefit for deferred stock is a single lump sum payout or payment of equal installments over time. Cash compensation deferrals are credited with earnings or losses under a variety of investment options established by the Board of Directors and selected by each plan participant. Deferred stock is credited with investment earnings or losses according to the performance of PFF Bancorp common stock.

     The following table shows the present value of accumulated benefits payable to each of our named executive officers under our Retirement Plan, Supplemental Executive Retirement Plan and Employee Deferred Compensation Plan.

PENSION BENEFITS TABLE

			Present Value of
		Number of Years of	Accumulated	Payments During
		Credited Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)(1)	($)(1)	($)
Kevin McCarthy	Retirement Plan for Employees	19 years	192,000	-
	Supplemental Executive Retirement Plan	N/A	756,155	-
	Employee Deferred Compensation Plan	N/A	0	-

Gregory C. Talbott	Retirement Plan for Employees	9 years, 7 months	119,000	-
	Supplemental Executive Retirement Plan	N/A	1,222,545	-
	Employee Deferred Compensation Plan	N/A	0	-

Jerald W. Groene	Retirement Plan for Employees	24 years, 6 months	250,000	-
	Supplemental Executive Retirement Plan	N/A	274,310	-
	Employee Deferred Compensation Plan	N/A	60,000	-

Lynda Scullin	Retirement Plan for Employees	2 years, 4 months	9,000	-
	Supplemental Executive Retirement Plan	N/A	83,138	-
	Employee Deferred Compensation Plan	N/A	0	-

Robert L. Golish	Retirement Plan for Employees	13 years, 11 months	106,000	-
	Supplemental Executive Retirement Plan	N/A	395,021	-
	Employee Deferred Compensation Plan	N/A	0	-
____________________

(1)	The figures shown are determined as of the plan's measurement date under FAS 87 for purposes of PFF Bancorp's audited financial statements. For the mortality, discount rate and other assumptions used for this purpose, please refer to the discussion under footnote 15 to our audited financial statements, included in the March 31, 2007 Annual Report on Form 10-K.

     Employee Stock Ownership Plan (“ESOP”). This plan is a tax-qualified plan that covers substantially all employees who have at least one year of service and have attained age 21. The plan originally purchased 3,332,700 shares (retroactively adjusted for the 40% stock dividend paid on September 5, 2003 and the 50% stock dividend paid on March 3, 2005) by means of a loan obtained from PFF Bancorp. The loan was for a maximum term of ten years and called for annual payments of principal and interest. In addition, the loan allowed for additional principal reductions using funds received by the plan from dividends on shares not yet allocated to participant accounts. As a result of these additional principal reductions, the loan was repaid in full during December 2005.

     As of December 31, 2005, the plan had allocated all shares to participant accounts. Since that time, PFF Bancorp has been making discretionary purchases of stock to fund new share allocations under the plan. As of July 16, 2007, there were 50,036 unallocated shares in the plan. Any shares purchased during the 2007 calendar year will be allocated as of the end of 2007. The plan will allocate the shares released each year among the accounts of participants in proportion to their compensation for the year. For example, if a participant’s compensation for a year represents 1% of the total compensation of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year. Participants direct the voting of shares allocated to their accounts. Unallocated shares will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts. This plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flow.

     The following table sets forth information regarding nonqualified deferred compensation earned by our named executive officers during the last fiscal year under non-qualified defined contribution plans.

NON-QUALIFIED DEFERRED COMPENSATION TABLE(1)

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Aggregate Balance at
	Last FY	Last FY	Last FY	Distributions	Last FYE
Name	($)(2)	($)(3)	($)(4)	($)	($)
Kevin McCarthy	-	23,410	-	-	756,155
Gregory C. Talbott	-	15,183	-	-	1,222,545
Jerald W. Groene	26,000	4,282	-	-	338,592
Lynda Scullin	-	3,795	-	-	83,138
Robert L. Golish	-	3,231	-	-	395,021
____________________

(1)	Non-qualified deferred compensation includes benefits provided under our Supplemental Executive Retirement Plan and Employee Deferred Compensation Plan.
(2)	Executive contributions are included in the Summary Compensation Table under the captions "Salary" and "Non-Equity Incentive Plan Compensation," as applicable.
(3)	Registrant contributions are included under the caption "All Other Compensation" in the Summary Compensation Table.
(4)	Earnings did not accrue at above-market or preferential rates and are not reflected in the Summary Compensation Table.

Termination and Change in Control Benefits

     Employment Agreements. Effective as of May 25, 2005, PFF Bank & Trust and PFF Bancorp, entered into amended and restated employment agreements with Kevin McCarthy and Gregory C. Talbott. The employment agreements provide for a three-year term for the executives. The PFF Bank & Trust employment agreements provide that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors may extend the agreement for an additional year so that the remaining term shall be three years, unless written notice of non-renewal is given by the Board of Directors after conducting a performance evaluation of each executive. The terms of the PFF Bancorp employment agreements shall be extended on a daily basis unless written notice of non-renewal is given by the Board of Directors. The agreements provide that each executive’s base salary will be reviewed annually. The annual base salaries for Messrs. McCarthy and Talbott for the current fiscal year are $400,000 and $300,000, respectively. In addition to the base salary, the agreements provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel.

     The agreements provide for termination for cause as defined in the agreements at any time. In the event the Bank or the Bancorp chooses to terminate the executive’s employment for reasons other than for cause, or in the event of the executive’s resignation upon: (1) failure to re-elect the executive to his current office(s); (2) a material change in the executive’s functions, duties or responsibilities; (3) a relocation of the executive’s principal place of employment by more than 25 miles; (4) a material reduction in the benefits and perquisites to the executive; (5) liquidation or dissolution of the Bank or the Bancorp; or (6) a breach of the agreement by PFF Bank & Trust or PFF Bancorp, the executive or, in the event of the executive’s subsequent death, his beneficiary, would be entitled to receive an amount equal to the remaining base salary payments due to the executive and the contributions that would have been made on the executive’s behalf to any employee benefit plans during the remaining term of the agreement. PFF Bank & Trust and PFF Bancorp would also continue, and pay for, the executive’s life, health and disability coverage for the remaining term of the agreement.

     Under the agreements, if a voluntary or involuntary termination, other than for cause, follows a change in control of PFF Bank & Trust or PFF Bancorp (as defined in the employment agreements) within ninety days of such change in control, the executive or, in the event of the executive’s death, his beneficiary, would be entitled to a severance payment equal to three times the average of the three preceding taxable years’ annual compensation (as defined in the employment agreements). PFF Bank & Trust and PFF Bancorp would also continue, and pay for, the executive’s life, health, and disability coverage for thirty-six months.

     Payments under the agreements in the event of a change in control may constitute an excess parachute payment under Section 280G of the Internal Revenue Code (the “Code”) for executive officers, resulting in the imposition of a 20% excise tax on the recipient and denial of the deduction for such excess amounts to PFF Bank & Trust and PFF Bancorp. Under the PFF Bancorp agreement, if such payment constitutes an excess parachute payment under Section 280G of the Code, PFF Bancorp would reimburse the executive for the amount of this excise tax and would make an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, the executive will retain approximately the same net-after tax amounts under the employment agreement that he would have retained if there were no 20% excise tax. The effect of this provision is that PFF Bancorp, rather than the executive, bears the financial cost of the excise tax. Neither PFF Bancorp nor PFF Bank & Trust could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment. All payments under these agreements are conditioned on the executive releasing PFF Bank & Trust and PFF Bancorp from any causes of action against PFF Bank & Trust or PFF Bancorp arising during any period of employment from the employment relationship, other than claims under the various employee benefit plans of PFF Bank & Trust and PFF Bancorp.

     Payments to the executive under the PFF Bank & Trust employment agreements will be guaranteed by PFF Bancorp in the event that payments or benefits are not paid by PFF Bank & Trust. Payment under the PFF Bancorp employment agreements would be made by PFF Bancorp. All reasonable costs and legal fees paid or incurred by the executive pursuant to any dispute or question of interpretation relating to the agreements shall be paid by PFF Bank & Trust or PFF Bancorp, respectively, if the executive is successful pursuant to a legal judgment, arbitration or settlement. The employment agreements also provide that PFF Bank & Trust and the PFF Bancorp shall indemnify the executive to the fullest extent allowable under federal and Delaware law, respectively.

     Change of Control Agreements. Effective as of May 25, 2005, PFF Bank & Trust and PFF Bancorp have entered into parallel two-year termination and change in control agreements with Robert L. Golish, Jerald W. Groene, Lynda Scullin and three other officers of PFF Bank & Trust, PFF Bancorp and their affiliates and a one-year change in control agreement with one other such officer.

     Commencing on the first anniversary date and continuing on each anniversary thereafter, the change in control agreements with PFF Bank & Trust may be renewed by the Board of Directors for an additional year. The terms of the PFF Bancorp change in control agreements shall be extended on a daily basis unless written notice of non-renewal is given by the Board of Directors. The change in control agreements provide that in the event a voluntary or involuntary termination, other than for cause, follows a change in control of PFF Bank & Trust or PFF Bancorp, the officer or, in the event of death, his beneficiary, would be entitled to receive a severance payment equal to two times (one times in the case of the officer with a one-year change in control agreement) the officer’s average annual compensation (as defined in the termination and change of control agreements) for the three years preceding such termination. PFF Bank & Trust or PFF Bancorp would also continue, and pay for, the officer’s life, health and disability coverage for a period of twenty-four (24) months from the date of termination. Payments to the officer under the PFF Bank & Trust change in control agreements will be guaranteed by PFF Bancorp in the event that payments or benefits are not paid by PFF Bank & Trust.

     The change in control agreements also provide for a severance payment in the event of an involuntary termination of the officer other than in a change in control, except for cause. The severance payment is a sum equal to twenty-six weeks of base salary for each three years of service (rounded up to the next whole year of service in the case of partial years) up to a maximum of one-hundred and four weeks with a minimum payment of twenty-six weeks. All payments under these agreements are conditioned on the officer releasing PFF Bank & Trust and PFF Bancorp from any causes of action against PFF Bank & Trust or PFF Bancorp arising during any period of employment from the employment relationship, other than claims under the various employee benefit plans of PFF Bank & Trust and PFF Bancorp.

     Payments under the agreements in the event of a change in control may constitute an excess parachute payment under Section 280G of the Code for the officers, resulting in the imposition of a 20% excise tax on the recipient and denial of the deduction for such excess amounts to PFF Bank & Trust and PFF Bancorp. Under the Bancorp agreement, if such payment constitutes an excess parachute payment under Section 280G of the Code, PFF Bancorp would reimburse the officer for the amount of this excise tax and would make an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, the officer will retain approximately the same net-after tax amounts under the officer that he or she would have retained if there were no 20% excise tax. The effect of this provision is that PFF Bancorp, rather than the officer, bears the financial cost of the excise tax. Neither PFF Bancorp nor PFF Bank & Trust could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment.

     PFF Bancorp provides additional benefits, not included in the previous tables, to the named executive officers in the event of retirement or termination of employment in certain circumstances and in the event of a change in control. The following table provides an estimate of the value of such benefits, assuming termination of employment or a change in control occurred on March 31, 2007.

	Kevin	Gregory C.	Jerald W.		Robert L.
	McCarthy	Talbott	Groene	Lynda Scullin	Golish
Disability
LTIP (1)	$849,665	$661,831	$367,084	$355,468	$355,468
Lump Sum Cash Payment	$1,050,000	$900,000	$440,000	$420,000	$420,000
(2)(3)
Employer Contributions (4)	$273,303	$279,246	-	-	-
Health Insurance (5)	$22,689	$14,562	-	-	-

Death
LTIP (1)	$849,665	$661,831	$367,084	$355,468	$355,468
Lump Sum Cash Payment (2)	$1,050,000	$900,000	-	-	-
Employer Contributions (4)	$273,303	$279,246	-	-	-
Health Insurance (5)	$22,689	$14,562	-	-	-

Discharge w/o Cause or
Resignation w/Good Reason
– no Change in Control
Lump Sum Cash Payment	$1,050,000	$900,000	$440,000	$420,000	$420,000
(2)(3)
Employer Contributions (4)	$273,303	$279,246	-	-	-
Health Insurance (5)	$22,689	$14,562	-	-	-

Discharge w/o Cause or
Resignation w/Good Reason
– Change in Control –
related
LTIP (1)	$849,665	$661,831	$367,084	$355,468	$355,468
Lump Sum Cash Payment (6)	$1,854,616	$1,756,829	$837,099	$741,595	$722,004
(7)
Health Insurance (4)(8)	$22,689	$14,562	$9,951	$9,951	$15,504
280G Indemnity (9)	$0	$0	$0	$0	$0

Change in Control – No
Termination of Employment
LTIP (1)	$849,665	$661,831	$367,084	$355,468	$355,468
____________________

(1)	Upon termination due to death, disability or upon a change in control, a pro-rata distribution of the Performance-Based Awards earned under the 2004 Equity Incentive Plan will paid to the employee and measured as of the last completed calendar quarter prior to the triggering event.
(2)	Mr. McCarthy and Mr. Talbott’s Employment Agreements provide a severance payment to Mr. McCarthy and Mr. Talbott upon a termination without cause or for good reason equal to the amount of salary, based in the year of termination, throughout the remaining term of the Executive’s Employment Agreement.
(3)	Mr. Groene, Mr. Golish and Ms. Scullin Termination and Change in Control Agreements provide that upon termination from service other than death, retirement or change in control, the Executive shall be entitled to a lump sum payment equal to their salary on a weekly basis multiplied by twenty-six (26) weeks for every three (3) years or part thereof of service with a minimum of twenty-six (26) weeks paid and a maximum of one hundred and four (104) weeks paid. Thus, an Executive with: zero (0) to three (3) years of service is entitled to twenty-six (26) weeks of salary; three (3) years and one (1) day of service to six (6) years of service is entitled to fifty-two (52) weeks of salary; six (6) years and one (1) day of service to nine (9) years of service is entitled to seventy-eight (78) weeks of salary; and nine (9) years and one (1) day of service plus is entitled to one hundred and four (104) weeks of salary. Mr. Groene has been with PFF Bank & Trust since 1972 totaling thirty-five (35) years of service. Mr. Golish has been with PFF Bank & Trust since 1982 totaling twenty-five (25) years of service. Ms. Scullin has been with PFF Bank & Trust since 1993 totaling fourteen (14) years of service. Therefore, each Executive is entitled to the maximum amount of payout equal to one hundred and four (104) weeks of service.
(4)	Mr. McCarthy and Mr. Talbott’s Employment Agreements provide a severance payment to Mr. McCarthy and Mr. Talbott upon a termination without cause or for good reason equal to the annual value of employer contributions made under the 401(k), Employee Stock Ownership Plan (the “ESOP”) and non-qualified plans multiplied by three (3) calculated by using the last annual amount paid over the last three (3) fiscal years.
(5)	Mr. McCarthy and Mr. Talbott’s Employment Agreements provide for the continuation of life, medical, dental and disability coverage for thirty-six (36) months following termination.
(6)	Upon termination following a change in control, Mr. McCarthy and Mr. Talbott’s Employment Agreements provide for a severance payment equal to three (3) times the Executive’s average annual compensation paid for the last three (3) preceding taxable years. The annual compensation includes salary, bonus, fringe benefits and employer contributions including 401(k) contributions, ESOP contributions, LTIP payments, 401(k) mirror contributions, deferred compensation and ESOP/SERP mirror contributions.
(7)	Upon termination following a change in control, Mr. Groene, Mr. Golish and Ms. Scullin’s Termination and Change in Control Agreements provide for a severance payment equal to two (2) times the Executive’s average annual compensation paid for the last three (3) preceding taxable years. The annual compensation includes salary, bonus, fringe benefits and employer contributions including 401(k) contributions, ESOP contributions, LTIP payments, 401(k) mirror contributions, deferred compensation and ESOP/SERP mirror contributions.
(8)	Mr. Groene, Mr. Golish and Ms. Scullin’s Termination and Change in Control Agreements provide for the continuation of life, medical, dental and disability coverage for twenty-four (24) months following termination.
(9)	The Employment Agreements and Termination and Change in Control Agreements in effect for the Executives provide that PFF Bancorp will indemnify them, on a net after-tax basis, against the effects of a 20% federal excise tax that is applied to payments that are contingent on a change in control, where the aggregate value of such payments equals or exceeds three (3) times the Executive’s average five-year W-2 earnings for the period of five (5) consecutive calendar years ending prior to the date of the change in control. The figure shown reflects an estimate of the indemnification payment that would be due.

PRINCIPAL ACCOUNTING FEES AND SERVICES

     During the fiscal years ended March 31, 2007 and 2006, we retained and paid KPMG LLP to provide audit and other services as follows:

	2007	2006
Audit fees (1)	$815,000	$767,000
Audit related-fees (2)	–	25,750
Tax fees (3)	–	–
All other fees	–	–
Total	$815,000	$792,750
____________________

(1)	Audit fees consisted of audit work performed in the preparation of financial statements as well as work generally only the registered independent public accounting firm can reasonably be expected to provide, such as statutory audits. These amounts include fees related to the financial statement audit, quarterly reviews and audit of internal controls over financial reporting (Sarbanes-Oxley Act).
(2)	Audit related fees consisted of fees in connection with review of Securities and Exchange Commission comments.
(3)	Tax fees consisted of fees related to the preparation of PFF Bancorp’s income tax returns and other consultative matters.

Preapproval Policies and Procedures

     Preapproval of Services. The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms) to be performed for us by our registered independent public accounting firm, subject to the de minimis exception for non-audit services described below which, if not pre-approved, are approved by the committee prior to completion of the audit.

     Exception. The preapproval requirement set forth above shall not be applicable with respect to non-audit services if:

  the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by us to our auditor during the fiscal year in which the services are provided;

  such services were not recognized by us at the time of the engagement to be non-audit services; and

  such services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the committee.

     During the year ended March 31, 2007, the Audit Committee preapproved 100% of the services performed by KPMG LLP for us.

     Delegation. The committee may delegate to one or more designated members of the committee the authority to grant required preapprovals. The decisions of any member to whom authority is delegated under this paragraph to preapprove activities under this subsection shall be presented to the full committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

     The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission. Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the Securities and Exchange Commission, subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of section 18 of the Securities Exchange Act of 1934, as amended.

     During fiscal 2007, the Audit Committee of our Board of Directors held five formal meetings. It also met periodically throughout the year to discuss matters consistent with its duties. Additionally, the members of the Audit Committee attended several educational events.

     During fiscal 2007, each member of our Audit Committee was independent as defined under the New York Stock Exchange listing standards. The Board of Directors has certified that Mr. Stutzman qualifies as an “Audit Committee Financial Expert” as the term is defined by Securities and Exchange Commission regulations. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached as Appendix A to our proxy statement for the 2005 Annual Meeting of Shareholders and filed with the Securities and Exchange Commission on July 28, 2005. A copy of the Audit Committee Charter is also available on PFF Bancorp’s website at www.pffbancorp.com.

     The Audit Committee assists the Board of Directors by overseeing the audit coverage and monitoring the accounting, financial reporting, data processing, regulatory and internal control environments. The primary duties and responsibilities of the Audit Committee are to: (1) serve as an independent and objective party to monitor our financial reporting process and internal control systems; (2) select and monitor the registered independent public accounting firm; (3) pre-approve all audit and permissible non-audit services performed by our registered independent public accounting firm; (4) review and appraise the audit efforts of our registered independent public accounting firm and internal audit providers; (5) oversee management’s establishment and enforcement of financial policies; (6) provide an open avenue of communication among the registered independent public accounting firm, financial and senior management, the internal audit provider, and the Board of Directors; and (7) establish procedures for the receipt, retention and treatment of complaints or concerns, including confidential employee submissions, about accounting, internal accounting controls or auditing matters.

     The Audit Committee reviewed with our internal auditors and registered independent public accounting firm the overall scope and plans for their respective audits and the results of internal audit examinations. The Audit Committee also discussed with management, the internal auditors and the registered independent public accounting firm the quality and adequacy of PFF Bancorp and subsidiaries’ internal controls and the overall quality of PFF Bancorp and subsidiaries’ financial reporting process.

     The Audit Committee discussed and reviewed with its registered independent public accounting firm communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the registered independent public accounting firm’s examination of the consolidated financial statements.

     The Audit Committee, or designated representative thereof, reviewed and discussed interim financial information contained in each quarterly report and earnings announcement with management and the registered independent public accounting firm prior to public release. The Audit Committee reviewed and discussed our audited consolidated financial statements as of and for the year ended March 31, 2007, with management and the registered independent public accounting firm. Management has the responsibility for the preparation of our consolidated financial statements and the registered independent public accounting firm has the responsibility to express an opinion on those financial statements based on their audit.

     The Audit Committee has also received the written disclosures and the letter from our registered public independent accounting firm, KPMG LLP required by Independence Standards Board Standard No. 1 (entitled “Independence Discussions with Audit Committees”), has discussed the independence of KPMG LLP and considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining the auditor’s independence.

     Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007 filed with the Securities and Exchange Commission. A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to questions and will have the opportunity to make a statement if she or he so desires. The Audit Committee also reappointed the registered independent public accounting firm, subject to the ratification of our shareholders.

Audit Committee of PFF Bancorp, Inc.
Jil H. Stark (Chair)
Robert W. Burwell
Richard P. Crean
Stephen C. Morgan
Royce A. Stutzman

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE AND TRANSACTIONS WITH CERTAIN RELATED PERSONS

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of PFF Bancorp’s common stock, to report to the Securities and Exchange Commission their initial ownership of our common stock and any subsequent changes in that ownership. Specific due dates for these reports have been established by the Securities and Exchange Commission and we are to disclose in this proxy statement any late filings or failures to file.

     Based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended March 31, 2007, all Section 16(a) filing requirements applicable to our executive officers and directors during fiscal 2007 were met, with the exception of the following: a Form 4 filing for Kevin McCarthy reflecting the exercise of shares of common stock on August 17, 2006 was filed late on August 31, 2006, and a Form 4 filing for Jerald W. Groene reflecting shares of common stock disposed of on March 14, 2007 was filed late on March 22, 2007.

Transactions with Certain Related Persons

     With certain exceptions permitted under the Federal Reserve Act and Regulation O, all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of PFF Bank & Trust’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.

     PFF Bank & Trust has determined that preferred rate loans for executive officers and directors are part of the Bank’s overall benefits and compensation program, and therefore, executive officers and directors are permitted to receive the preferred rate so long as the loans are otherwise made within the limitations of the Federal Reserve Act and Regulation O.

     As of March 31, 2007, ten of PFF Bank & Trust’s executive officers or directors had a total of thirteen loans outstanding, totaling approximately $3.31 million in the aggregate. Of the thirteen loans currently outstanding to executive officers or directors, eight loans are receiving a preferred rate. All of the loans receiving a preferred rate are secured by the borrower’s principal residence.

     It is our policy that all transactions between us and our executive officers, directors, holders of 10% or more of the shares of any class of our common stock and affiliates thereof, contain terms no less favorable to us than could have been obtained by it in arms-length negotiations with unaffiliated persons and are required to be approved by a majority of independent outside directors not having any interest in the transaction, other than the preferred rate for executive officers and directors, which is considered part of their overall benefits and compensation program.

The Board of Directors unanimously recommends a vote “FOR” the all of the nominees for election as directors of PFF Bancorp, Inc.

________________________________________

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
________________________________________

     Our independent registered public accounting firm for the fiscal year ended March 31, 2007 was KPMG LLP. The Audit Committee has appointed KPMG LLP to act as our independent registered Public Accounting Firm for the fiscal year ending March 31, 2008, and we are asking shareholders to ratify the appointment.

     Representatives of KPMG LLP are expected to be present at the annual meeting to answer questions concerning the financial statements and to make a statement at the meeting if they so desire.

     The affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the proposal is required for ratification.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for PFF Bancorp, Inc. for the 2008 fiscal year.

ADDITIONAL INFORMATION

Information About Shareholder Proposals

     If you wish to submit proposals to be included in our proxy statement for the 2008 Annual Meeting of Shareholders, we must receive them on or before March 31, 2008, pursuant to the proxy soliciting regulations of the Securities and Exchange Commission. Securities and Exchange Commission rules contain standards as to what shareholder proposals are required to be in the proxy statement. All shareholder proposals for inclusion in our proxy materials shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and as with any shareholder proposal (regardless of whether it is included in our proxy materials), our Certificate of Incorporation and bylaws, and Delaware law.

By Order of the Board of Directors,

Carole F. Olson
Secretary

Rancho Cucamonga, California
July 26, 2007

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

PFF BANCORP, INC. P.O. BOX 2759 RANCHO CUCAMONGA, CA 91729
VOTE BY INTERNET - www.proxyvote.com
Use the lnternet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by PFF Bancorp, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PFF Bancorp, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PFFBC1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PFF BANCORP, INC.

The Board of Directors unanimously recommends a vote “FOR” all the nominees named in Item 1 and a vote “FOR” the proposal in Item 2.

1. Election of two directors for terms of three years each.

Nominees: 1) Larry M. Rinehart and 2) Richard P. Crean

For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

		For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as PFF Bancorp, Inc.'s Registered Independent Public Accounting Firm for the fiscal year ending March 31, 2008.	☐	☐	☐

Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement for the Annual Meeting dated July 26, 2007.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PFF Bancorp, Inc.	REVOCABLE PROXY

This Proxy is solicited on behalf of the Board of Directors of PFF Bancorp, Inc.
for the Annual Meeting of Shareholders to be held on September 11, 2007.

The undersigned shareholder of PFF Bancorp, Inc. hereby appoints Jil H. Stark and Royce A. Stutzman, each of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of PFF Bancorp, Inc. held of record by the undersigned on July 16, 2007, at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 9:00 a.m., local time, on September 11, 2007, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, dated July 26, 2007 and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this Proxy will be voted FOR the election of all nominees listed in Item 1 and FOR the proposal listed in ltem 2.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE
AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)